Exhibit 10.36

PWRW&G DRAFT

12/20/01

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT, made as of July 30, 2001 by and between AMERICAN SKIING COMPANY, a Delaware corporation (the “ Company”), and Foster A. Stewart, Jr. (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to continue to be so employed, on the terms and subject to the conditions set forth in this agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration the parties hereto hereby agree as follows:

1.                                       Employment: Term.  The Company hereby agrees to continue to employ the Executive, and the Executive agrees to continue to be so employed by the Company, upon the terms and subject to the conditions set forth herein, commencing as of July 30, 2001 (the “Commencement Date”) and ending on July 29, 2003 or, in the event of the Executive’s relocation to Salt Lake City in connection with his employment hereunder, July 29, 2004, in either case unless earlier terminated in accordance with Section 4 of this Agreement; provided, however, that such term shall automatically be extended for additional one (1) year periods unless, not later than sixty (60) days prior to the expiration of the initial period (or any extension thereof pursuant to this Section 1), either party hereto shall provide written notice of its or his desire not to extend the term hereof to the other party hereto (the initial period together with each one-year extension shall be referred to hereinafter as the “Term”).

2.                                       Position:  Conduct.

(a)                                  During the Term, the Executive will hold the title and office of, and serve as a Senior Vice President of the Company and the Company’s General Counsel.  The Executive shall be responsible for the management of the legal department of the Company and of American Skiing Company Resort Properties, Inc. (“ASCRP”). The Executive shall undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity, and shall perform such other specific duties and services (including service as an officer, director or equivalent position of any direct or indirect subsidiary without additional compensation) as the Board of Directors of the Company (the “Board”) or Chief Executive Officer of the Company (the “CEO”) shall reasonably request.  The Executive shall report directly to the CEO of the Company. During the Term, the Company shall provide the Executive with executive office space and administrative and secretarial assistance and other support services consistent with his position.

(b)                                 During the Term, the Executive agrees to devote his full business time and best efforts and attention to the business and affairs of the Company and to faithfully and diligently perform, to the best of his ability, all of his duties and responsibilities hereunder.  Nothing in this Agreement shall preclude the Executive from devoting reasonable time and attention to (i) serving, with the approval of the Board or CEO, as a director, trustee or member of any committee of any organization, (ii) engaging in charitable and community activities and (iii) managing his personal investments and affairs; provided that such activities do not involve any material conflict of interest with the interests of the Company or, individually or collectively, interfere materially with the performance by the Executive of his duties and responsibilities under this Agreement.  Notwithstanding the foregoing and except as expressly provided herein, during the Term, the Executive may not accept employment with any other individual or entity, or engage in any other venture which is directly in conflict or competition with the business of the Company.

(c)                                  Subject to the provisions of Section 3(h) hereof, the Executive’s office and place of rendering his services under this Agreement shall (i) from the Commencement Date through no later than April 30, 2002 (or July 31 in the event the Executive delivers a notice of failure to relocate described in this Section 2(c)) be the offices of the Company in Portland, Maine and (ii) from April 30, 2002 through the end of the Term the offices of the Company in the Salt Lake City, Park City, Utah area.  Under no circumstances shall the Executive be required to relocate from the Salt Lake City, Park City Utah area after April 30, 2002 or provide services under this Agreement in any other location other than in connection with reasonable and customary business travel.   Upon relocation to the Salt Lake City, Park City, Utah area, the Executive shall promptly apply for admission to the bar of the State of Utah and shall take all reasonable and necessary steps to ensure that he is admitted to practice law in the State of Utah within a reasonable period of time following such relocation.

3.                                       Salary:  Additional Compensation: Perquisites and Benefits.

(a)                                  Salary.  During the Term, the Company shall pay the Executive a base salary (the “Base Salary”) at an annual rate of not less than $180,000.  Subject to annual review, such Base Salary may be increased from time to time but in no event shall be decreased without the prior consent of the Executive.  Base Salary shall be paid in periodic installments in accordance with the Company’s standard practice, but not less frequently than semi-monthly.  The Company acknowledges that the Executive has not yet received an annual review or salary increase for the Company’s 2001 fiscal year.

(b)                                 Bonus.  For each fiscal year (August 1st through July 31st) during the Term, the Executive shall be eligible to receive a bonus from the Company (the “Annual Bonus”).  The award and amount of the Annual Bonus shall be contingent upon the Company’s achievement of predefined operating or performance goals and other criteria established by the Compensation Committee of the Board consistent with the adopted annual incentive plan program of the Company, which shall give the Executive the opportunity to earn a maximum Annual Bonus equal to 40% of Base Salary.  For the avoidance of doubt it is agreed and understood that the Executive shall be eligible to receive a bonus from the Company with respect to the fiscal year ending July 31, 2001 at a target level of 20% of Base Salary to be determined pursuant to the terms of the Company’s bonus program in effect as of the date such bonus is paid.  Furthermore, notwithstanding anything to the contrary in the Company’s bonus program, Executive shall be eligible to receive his Annual Bonus for the Company’s 2002 fiscal year so long as Executive has remained employed with the Company through July 31, 2002, notwithstanding his departure from the Company subsequent to such date.

(c)                                  Employee Benefits.  During the Term, the Executive shall participate in all plans now existing or hereafter adopted by the Company for its management employees or the general benefit of its employees, such as any pension, profit-sharing, bonuses, stock option or other incentive compensation plans, life and health insurance plans, or other insurance plans and benefits on the same basis and subject to the same qualifications as other senior executive officers.

(d)                                 Equity.

(i)                                     The Executive shall be eligible for participation in the Company’s Phantom Equity Plan, as amended from time to time by the Compensation Committee of the Board (the “Equity Plan”) at a participation percentage equal to seven and one-half percent (7.5%).  The terms of such participation shall be governed by the Equity Plan and an award agreement entered into by and between the Executive and the Company.

(ii)                                  The Executive has previously been granted options to purchase a 14,000, 20,000 and 60,000 shares of the Company’s common stock on October 22, 1998, January 27, 2000 and September 28, 2000 respectively.  The terms and conditions of each such option grant shall continue to be governed by the Stock Option Agreements executed by and between the Company and the Executive dated as of  October 22, 1998, January 27, 2000 and September 28, 2000, respectively.

(e)                                  Expenses.  The Company shall reimburse the Executive, in accordance with its standard policies from time to time in effect, for all out-of-pocket business expenses as may be incurred by the Executive in the performance of his duties under this Agreement. Such reimbursement shall include, but not be limited to, (i) Maine and Utah bar fees and state bar association dues (including dues for any committee or section memberships), (ii) all costs of the bar review course(s) in the State of Utah reasonably deemed necessary or appropriate by Executive, (iii) cost of the State of Utah bar exam, (iv) American Bar Association dues, including any section or committee memberships, and (v) continuing legal education credit courses required to maintain bar admission in Maine and Utah, including travel and lodging to and from the same.

(f)                                    Vacation.  The Executive shall be entitled to vacation time to be credited and taken in accordance with the Company’s policy from time to time in effect for senior executives, which in any event shall not be less than a total of four (4) weeks per calendar year.

(g)                                 Indemnification.  To the fullest extent permitted by applicable law, the Executive shall be indemnified and held harmless by the Company against any and all judgments, penalties, fines, amounts paid in settlements, and other reasonable expenses (including, without limitation, reasonable attorney’s fees and disbursements) actually incurred by the Executive in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, investigative or other) relating to or in connection with any action or omission in his capacity as a director, officer, attorney or employee of the Company except any action which would otherwise constitute “Cause” (as such term is defined in Section 4(b)(ii) or 4(b)(iii) of this Agreement). The Company shall maintain Directors and Officers Insurance in accordance with past practices, which policies shall include coverage for any liability resulting from Executive’s rendering of legal opinions in the course of his duties under Section 2(a) hereof or as otherwise requested by the Company.  Indemnification under this Section 3(g) shall be in addition to, and not in lieu of, any other indemnification by the Company of it’s officers and directors.

(h)                                 Relocation and Housing.

(i)                                     The Executive shall relocate to the Salt Lake City, Park City, Utah area not later than April 30, 2002; provided; however, that in the event the Executive shall provide written notice to the Company of his intention not to relocate (“Relocation Refusal Notice”) on or prior to April 30, 2002, and continues in the employ of the Company through July 31, 2002 (unless earlier terminated by the Company other than for Cause (as such term is defined in Section 4(b)(ii) or 4(b)(iii) of this Agreement), or on account of the Executive’s death or Disability), then upon his termination following the delivery of such Relocation Refusal Notice he shall receive a lump sum payment equal to 90 days of Base Salary.  Upon a termination pursuant to this Section 3(h)(i) the Executive shall not be entitled to any other payments or benefits that might otherwise be provided by Section 4 of this Agreement, other that those provided under Section 4(c) and 4(h) hereof, provided, further, that in no manner shall the foregoing restrict any payments which may be due or become due under the Retention Letter as defined below.

(ii)                                  In connection with the Executive’s relocation to the Salt Lake City, Park City, Utah area, the Company shall reimburse the Executive for reasonable relocation expenses in connection with his relocation to the Salt Lake City, Park City Utah area in accordance with the Company’s executive relocation policy.  In addition, if, and only if, the Executive relocates to the Salt Lake City, Park City Utah area and does not deliver a Relocation Refusal Notice, from April 30, 2002 (or such earlier date as may be agreed by the parties) through the last day of the Term (without regard to any extension thereof pursuant to the last sentence of Section 1 of this Agreement) the Company shall reimburse the Executive for housing costs for a residence in the Salt Lake City, Park City, Utah area not to exceed $2,500 per calendar month

(i)                                     Retention. This Agreement shall not in anyway limit or reduce the obligations of the Company with respect to the Executive and/or the Executive’s rights with respect to the Company set forth in the retention memorandum dated June 11, 2001 (the “Retention Letter”), which Retention Letter is annexed hereto as Exhibit “A”.   Notwithstanding the previous sentence and for the avoidance of doubt: (A) the term “cause” as used in said Retention Letter shall have the meaning ascribed to such term in Section 4(b) hereof, (B) the phrase “current base salary” shall mean $180,000, (C) the provisions of Section 10(b) and (c) of this Agreement shall apply to the Retention Letter as if such provisions were contained therein and (D) termination of this Agreement by the Executive for Good Reason, by the Company without Cause or following the death or Disability of the Executive shall each constitute “involuntary termination, other than for cause” for purposes of the Retention Letter.

4.                                       Termination and Severance.

(a)                                  Death or Disability.  The Term shall terminate immediately upon the Executive’s death or, upon thirty (30) days prior written notice by the Company, in the case of a determination of the Executive’s Disability.  As used herein the term “Disability” means the Executive’s inability to perform his duties and responsibilities under this Agreement for a period of more than 120 consecutive days, or for more than 180 days, whether or not continuous, during any 365-day period, due to physical or mental incapacity or impairment.  A determination of Disability will be made by a physician reasonably satisfactory to both the Executive and the Company and paid for by the Company whose decision shall be final and binding on the Executive and the Company; provided that if the parties cannot agree as to a physician, then each shall select and pay for a physician and these two together shall select a third physician whose fee shall be borne equally by the Executive and the Company and whose determination of Disability shall be binding on the Executive and the Company.

If the Term is terminated upon the Executive’s death or Disability, the Company shall pay to the Executive’s estate or the Executive, as the case may be, a lump sum payment equal to (i) the Executive’s Base Salary through such termination date, (ii) a pro rata portion of the Executive’s Annual Bonus with respect to the fiscal year in which the termination occurred plus (iii) any accrued but unpaid vacation through the date of such termination.

(b)                                 Termination for Cause.  The Term may be terminated by the Company upon notice (as set forth in this Section 4(b)) to the Executive upon the occurrence of any event constituting “Cause” as defined below.  If the Term is terminated by the Company for Cause, the Company will pay the Executive an aggregate amount equal to the Executive’s accrued and unpaid Base Salary and vacation pay through the date of such termination.  For purposes of this Agreement, “Cause” shall mean the Executive’s (i) willful and intentional failure or refusal to perform or observe any of his material duties, responsibilities or obligations set forth in this Agreement; provided, however, that the Company shall not be deemed to have Cause pursuant to this clause (i) unless the Company gives the Executive written notice that the specified conduct has occurred and making specific reference to this Section 4(b)(i) and the Executive fails to cure the conduct within thirty (30) days after receipt of such notice; (ii) any willful and intentional act of the Executive involving malfeasance, fraud, theft, misappropriation of funds, embezzlement or dishonesty relating to the Company; or (iii) the Executive’s conviction of, or a plea of guilty or nolo contendere to, an offense which is a felony in the jurisdiction involved or any felony or misdemeanor involving misappropriation of Company property.

Termination of the Executive for Cause shall be communicated by a Notice of Termination.  For purposes of this Agreement, a “Notice of Termination” shall mean delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of the majority of the entire membership of the Board that the Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail, including, with respect to any termination based upon conduct described in clause (i) above, that the Executive failed to cure such conduct during the thirty-day period following the date on which the Company gave written notice of the conduct referred to in such clause (i).  For purposes of this Agreement, no such purported termination of the Executive’s employment shall be effective without such Notice of Termination.

(c)                                  Termination by the Executive without Good Reason.  If the Term is terminated by the Executive other than because of death, Disability or for Good Reason (as such term is defined in Section 4(e) hereof), the Company shall pay to the Executive an aggregate amount equal to the Executive’s accrued and unpaid Base Salary and vacation through the date of such termination, together with any payments due under Section 3(h)(i) hereof.

(d)                                 Termination By the Company without Cause (other than on account of death or Disability) or by the Executive for Good Reason. If the Term is terminated by the Company without Cause (other than by reason of death or Disability), or if the Executive terminates the Term for Good Reason (as defined below), the Company shall pay the Executive a lump sum equal to one times the sum of (i) the Executive’s Base Salary as in effect on the date of such termination and (ii) the amount of the Executive’s Annual Bonus for the fiscal year preceding such Termination.  In addition, the Company shall continue in effect the Executive’s health benefits at the Company’s expense until the earlier of: (x) 180 days following such termination or (y) the date on which the Executive obtains comparable or superior health insurance coverage from a subsequent employer.

(e)                                  Definition.  For purposes of this Agreement:

(i)                                     “Good Reason” shall mean the occurrence of any of the following, without the prior written consent of the Executive:  (A) assignment of the Executive of duties materially inconsistent with the Executive’s position as described in Section 2(a) hereof, (B) any significant diminution in the Executive’s duties or responsibilities, other than in connection with the termination of the Executive’s employment for Cause, Disability or as a result of the Executive’s death or by the Executive other than for Good Reason; (C) the change in the location of the Company’s principal executive offices or the Executive’s principal place of employment to a location outside the Salt Lake City, Park City, Utah area (other than Portland Maine at anytime prior to the Executive’s relocation to the Salt Lake City, Park City, Utah area) or (D) the material breach by the Company of this Agreement; provided, however, that Good Reason shall not exist pursuant to this clause unless the Executive gives the Company written notice that the specified conduct or breach has occurred and the Company fails to cure the conduct or breach within thirty (30) days of receipt of such notice.

(f)                                    Mitigation.  Under no circumstances shall the Executive, upon termination of his employment hereunder, be required to seek alternative employment and, in the event the Executive does secure other employment, no other compensation or other benefits received in respect of such employment shall be set-off or in any other way limit or reduce the obligations of the Company under this Section 4.

(g)                                 Taxes.  Notwithstanding the previous provisions, if payments made pursuant to this Section 4 are considered “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) then the sum of such parachute payments plus any other payments made by the Company to the Executive which are considered parachute payments shall be limited to the greatest amount which may be paid to the Executive under Section 280G without causing any loss of deduction to the Company under such section; but only if, by reason of such reduction, the net after tax benefit of Executive shall exceed the net after tax benefit if such reduction were not made.  “Net after tax benefit” for purposes of this

Agreement shall mean the sum of (i) the total amounts payable to Executive under Section 4, plus (ii) all other payments and benefits which the Executive receives or then is entitled to receive from the Company that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the minimum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.

(h)                                 Skiing Privileges.  Upon termination of this agreement for any reason other than by the Company for Cause, the Company shall issue to the Executive, his spouse and dependents seasons passes at the Company owned or operated resort of Executive’s choice good for two (2) years following such termination.

5.                                       Confidential Information.

The Executive acknowledges that the Company and its subsidiaries or affiliated ventures (“Company Affiliates”) own and have developed and compile, and will in the future own, develop and compile certain Confidential Information and that during the course of his rendering services hereunder Confidential Information will be disclosed to the Executive by the Company Affiliates.  The Executive hereby agrees that, during the Term and thereafter, he will not use or disclose, furnish or make accessible to anyone, directly or indirectly, any Confidential Information of Company Affiliates; provided, however, that the foregoing restriction shall not limit the Executive’s ability to use his experience as a general counsel in subsequent employment.

As used herein, the Term “Confidential Information” means any trade secrets, confidential or proprietary information, or other knowledge, know-how, information, documents or materials, owned developed or possessed by Company Affiliate pertaining to its businesses the confidentiality of which such company takes reasonable measures to protect, including, but not limited to, trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, developments, test results, reports, specifications, data, formats, marketing data and business plans and strategies, agreements and other forms of documents, expansion plans, budgets, projections, and salary, staffing and employment information.  Notwithstanding the foregoing, Confidential Information shall not in any event include information which (i) was generally known or generally or generally available to the public prior to disclosure to the Executive, (ii) becomes generally known or generally available to the public subsequent to its disclosure to the Executive through no wrongful act of the Executive, (iii) is or becomes available to the Executive from sources other than the Company Affiliates which sources are not known to the Executive to be under any duty of confidentiality with respect thereto, (iv) the Executive is required to disclose by applicable law or regulation or by order of any court or federal, state or local regulatory or administrative body (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company, at the Company’s sole expense, in seeking a protective order or other appropriate protection of such information) or (v) known to Executive prior to his employment with the Company.

6.                                       Nonsolicitation.

(a)                                  The Executive recognizes and acknowledges that the services to be performed by him hereunder are special, unique and extraordinary and the Executive further acknowledges and recognizes the highly competitive nature of the business of the Company.  Executive understands that the provisions of this Section 6 may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to Executive, and (v) the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in such provisions.  In consideration thereof and in light of Executive’s education, skills and liabilities, Executive agrees that Executive will not assert in any forum that such provisions prevent Executive from earning a living or otherwise are void or unenforceable or should be held or unenforceable.  Accordingly, Executive agrees that during the Employment Term and for a period of twelve (12) months following termination of employment (the “Restrictive Period”), Executive will not (i) directly or indirectly solicit or encourage any employee of the Company to leave the employment of the Company, and (ii) directly or indirectly, solicit or encourage to cease to work with the Company any consultant then under contract with the Company.

(b)                                 It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the Agreement is an unenforceable restriction against Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in the Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

7.                                       Specific Performance.

(a)                                  The Executive acknowledges that the services to be rendered by him hereunder are of a special, unique, extraordinary and personal character and that the Company would sustain irreparable harm in the event of a violation by the Executive of Section 5 or 6 of this Agreement.  Therefore, in addition to any other remedies available, the Company shall be entitled to specific enforcement and/or injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement without proving actual damages or posting a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

(b)                                 If any of the restrictions on activities of the Executive contained in Section 6 hereof shall for any reason be held by a court of competent jurisdiction to be excessively broad, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the maximum extent comparable with the applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

8.                                       Withholding.  The parties agree that all payments to be made to the Executive by the Company pursuant to the Agreement shall be subject to all applicable withholding obligations of such company.

9.                                       Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered personally, four (4) days after being mailed if sent by registered or certified mail, postage pre-paid, or by one (1) day after delivery if sent by air courier (for next-day delivery) with evidence or receipt thereof or by facsimile with receipt confirmed by the addressee.  Such notices shall be addressed as follows:  (i) if to the Executive, to the address of the Executive on file with the personnel records of the Company; (ii) if to the Company, at the principal executive offices of the Company, to the attention of the Chief Executive Officer; or (iii) to any other address of which such party may have given notice to the other parties in the manner specified above.

10.                                 Miscellaneous.

(a)                                  This Agreement is a personal contract calling for the provisions of unique services by the Executive, and the Executive’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive.  The rights and obligations of the Company hereunder will be binding upon and run in favor of their respective successors and assigns.

(b)                                 This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Maine, without regard to conflict of laws principles.

(c)                                  Any controversy arising out of or relating to this Agreement or any breach hereof shall be settled by arbitration in Portland, Maine (or, following relocation by Executive, Salt Lake City, Utah) by a single neutral arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Judgement upon any award rendered may be entered in any court having jurisdiction thereof, except in the event of a controversy relating to any alleged violation by the Executive of Section 6 or 7 hereof, in which case the Company shall be entitled to seek injunction relief from a court of competent jurisdiction without the requirement to seek arbitration.

(d)                                 The headings of the various sections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

(e)                                  The provisions of this Agreement which by their terms call for performance subsequent to the expiration or termination of the Term shall survive such expiration or termination.

(f)                                    This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof (other than any Stock Option Agreement entered into by and between the Executive and the Company or the Retention Letter as further described in Section 3(i) hereof and as annexed hereto as Exhibit “A”) and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof, all of which shall be terminated on the Commencement Date.  In addition, that parties hereto hereby waive all rights such party may have under all other prior agreements and hereto hereby waive all rights such party may have under all other prior agreements and undertakings, both written and oral, among the parties hereto, or among the Executive, with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

EXECUTIVE

/s/ Foster A. Stewart, Jr.
Foster A. Stewart, Jr.

AMERICAN SKIING COMPANY

/s/ William J. Fair
By: B.J. Fair, Chief Executive Officer